Exhibit 99.1

Lpath to Begin Trading on NASDAQ Capital Market October 22, 2012

SAN DIEGO, October 17, 2012: Lpath, Inc. (OTCQB: LPTND), the industry leader in bioactive lipid-targeted therapeutics, has received confirmation that its application to list the company’s common stock on the NASDAQ Capital Market has been approved by the NASDAQ Stock Market, a unit of the NASDAQ OMX Group.

Lpath common stock is expected to begin trading on the NASDAQ Capital Market at the opening of trading on October 22, 2012 under the ticker symbol, LPTN.

“Our up-listing to the NASDAQ Capital Market represents another major corporate milestone for Lpath,” said Scott Pancoast, the company’s president and chief executive officer. “We believe a NASDAQ listing will provide greater visibility in a larger universe of investors, as well as better liquidity and efficiency in trading. Given our progress toward regulatory approval and commercialization of our novel therapeutics, including enrollment of our Nexus Phase 2 trial for iSONEP™ in partnership with Pfizer, the timing seemed right to raise our profile in the investment community.”

Last month, Lpath initiated dosing in its Nexus Phase 2 trial, which seeks to determine how its ocular drug iSONEP can best be used to benefit wet-AMD patients. Lpath entered into an agreement with Pfizer (NYSE: PFE) in 2010 that provides Pfizer an exclusive option for a worldwide license to develop and commercialize iSONEP. Lpath and Pfizer have collaborated extensively on design and goals of the Nexus Phase 2 study.

In addition to iSONEP, Lpath has two other promising drug candidates advancing toward commercialization: ASONEP™, which is scheduled to begin a Phase 2 trial with Renal Cell Carcinoma patients around the end of the year; and Lpathomab™, which has demonstrated compelling preclinical results in neuropathic pain and neurotrauma such as traumatic brain injury (TBI) and spinal cord injury (SCI).

The neuropathic pain data suggest Lpathomab holds promise as a long-term treatment for chronic neuropathic pain related to diabetes and rheumatoid arthritis, two areas of significant unmet clinical need. Neurotrauma data published in the American Journal of Pathology demonstrates Lpathomab can also reduce the severity of a SCI, and moreover can significantly improve functional behavioral outcomes in animal models. There are currently no FDA-approved drugs for the treatment of TBI or SCI.

About NASDAQ OMX Group

Operator of the NASDAQ Capital Market and inventor of the electronic exchange, the NASDAQ OMX Group fuels economies and provides transformative technologies for the entire lifecycle of a trade, from risk management and trade to surveillance and clearing. In the U.S. and Europe, NASDAQ own and operate 24 markets, three clearinghouses and five central securities depositories supporting equities, options, fixed income, derivatives, commodities, futures and structured products. Able to process more than 1 million messages per second at sub-40 microsecond speeds with 99.999% uptime, NASDAQ technology drives more than 70 marketplaces in 50 developed and emerging countries into the future, powering 1 in 10 of the world’s securities transactions. Its award-winning data products and worldwide indexes are the benchmarks in the financial industry. Home to approximately 3,400 listed companies worth $6 trillion in market cap whose innovations shape the world, the NASDAQ gives the ideas of tomorrow access to capital today. To learn more, visit www.nasdaqomx.com.

About Lpath

San Diego-based Lpath, Inc., a therapeutic antibody company, is the category leader in lipid-targeted therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates: iSONEP™ is currently in a Phase 2 trial for wet AMD; ASONEP™ will soon begin a Phase 2 trial in Renal Cell Carcinoma patients; and Lpathomab is a preclinical drug candidate that holds promise in pain, neurotrauma, and other diseases. The company’s common stock currently trades as OTCQB:LPTND, but is expected to begin trading as (NASDAQ:LPTN) beginning October 22, 2012. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the potential benefits of listing on the NASDAQ Capital Market, the potential biological effects and indications and the market opportunity for the Company’s drug candidates and the potential regulatory approval and commercial viability of the Company’s drug candidates. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of the Company’s pre-clinical testing and its clinical trials may not support either further clinical development or the commercialization of its drug candidates; the Company may not successfully complete additional clinical trials for its product candidates on a timely basis, or at all; none of the Company’s drug candidates have received regulatory approval at this time, and the Company may fail to obtain required governmental approvals for its drug candidates; the Company has a history of net losses and may never achieve or maintain profitability; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc.; and the Company may not be able to secure the funds necessary to support its preclinical- and clinical-development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
(858) 926-3200	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	LPTN@liolios.com